Exhibit H-1

                    PROPOSED FORM OF FEDERAL REGISTER NOTICE



SECURITIES AND EXCHANGE COMMISSION

          (Release No. 35-     )
                          -----

          Filings under the Public Utility Holding Company Act of 1935, as amended ("Act")

          August   , 2000
                 --

          Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.

          Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by
September   , 2000 to the Secretary, Securities and Exchange Commission,
          --
Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) as specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued
in the matter. After September   , 2000, the application(s) and/or
                               --
declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

                                   * * * * * *

ALLIANT ENERGY CORPORATION, ET AL. (70-9317)
---------------------------------

          Alliant Energy Corporation ("Alliant Energy"), a registered holding company, whose principal executive offices are at 222 West Washington Avenue, Madison, Wisconsin 53703; its direct and indirect public utility subsidiaries, Wisconsin Power and Light Company ("WP&L"), South Beloit Water, Gas & Electric Company ("South Beloit"), IES Utilities Inc. ("IES") and Interstate Power Corporation ("IPC") (collectively the "Operating Companies"); Alliant Energy Corporate Services, Inc. ("Corporate Services"), a subsidiary service company; and Alliant Energy's direct and indirect non-utility subsidiaries, including Alliant Energy Resources, Inc. ("AER"), which serves as the holding company for many of Alliant Energy's non-utility subsidiaries and investments, have filed a post-effective amendment to their Application-Declaration in this proceeding pursuant to Sections 6(a), 7, 9(a), 10, 12, 32 and 33 of the Act and Rules 24, 40, 43, 45, 52(a) and 53 thereunder.

          Together, the Operating Companies provide service to approximately 919,000 electric and 393,000 gas utility customers in portions of Wisconsin, Iowa, Minnesota and Illinois. Two of these companies, IES and IPC, intend to file a separate application seeking Commission approval for a plan of merger and for other related transactions pursuant to which IPC will be merged into IES with IES as the surviving corporation (the "IPC/IES Merger"). Subject to receiving necessary corporate and regulatory approvals, IES anticipates that the IPC/IES Merger will be consummated in late 2000 or early 2001.

          By order dated December 18, 1998 (Holding Co. Act Release No. 26956) (the "Money Pool Order"), the Commission authorized (1) Alliant Energy to issue and sell from time to time through December 31, 2000, commercial paper and/or notes evidencing borrowings from banks ("Short-term Debt") in an aggregate principal amount at any time outstanding not to exceed $750 million and to utilize up to $450 million of the proceeds thereof to fund a utility money pool ("Utility Money Pool") and up to $300 million of the proceeds thereof to fund investments in "foreign utility companies" ("FUCOs") and "exempt wholesale generators" ("EWGs"), subject to the limitations of Rule 53; (2) Alliant Energy to enter into guarantees, obtain letters of credit, enter into expense agreements or otherwise provide credit support ("Guarantees") with respect to obligations of its non-utility subsidiaries (including borrowings by AER, as described below) in an aggregate amount not to exceed $600 million outstanding at any one time; and (3) the Operating Companies and Corporate Services to make borrowings under and invest surplus funds in the Utility Money Pool.

          Under the terms of the Money Pool Order, Alliant Energy is authorized to issue commercial paper in denominations of not less than $100,000 to dealers at rates not to exceed the rate per annum prevailing at the time of issuance for commercial paper of comparable qualities and maturities. Alliant Energy may also issue commercial paper to institutions if the resulting cost of money would be equal to or less than that available from dealer-placed commercial paper or bank borrowings. Commercial paper notes may have maturities of up to 270 days and must be rated at least A-1 by Standard & Poor's ("S&P") or at least P-1 by Moody's Investor Services ("Moody's").

          Borrowings by the Operating Companies and Corporate Services under the Utility Money Pool are subject to stated limits for each year of the authorization period which, in 2000, are as follows: WP&L -$128 million;1 IES -$150 million; IPC - $72 million; and Corporate Services - $100 million.


------------------------
     1    It is stated that borrowings by WP&L under the Utility Money Pool have been approved by the Public Service Commission of Wisconsin and are therefore exempt pursuant to Rule 52(a). Borrowings by WP&L include the requirements of South Beloit, which is a wholly-owned subsidiary of WP&L.

          AER maintains a separate commercial paper program and bank credit facilities totaling $600 million which are used to fund a separate non-utility money pool ("Non-Utility Money Pool") maintained for the benefit of Alliant Energy's direct and indirect non-utility subsidiaries other than Corporate Services. Pursuant to the authorization granted, Alliant Energy currently guarantees all commercial paper notes issued by AER as well as borrowings under the bank credit facilities maintained by AER.2

          The applicants are now requesting an extension of the authorization period under the Money Pool Order from December 31, 2000 to December 31, 2003 ("Extended Authorization Period"), subject to the following modifications: (1) Alliant Energy requests (a) an increase from $750 million to $1 billion in the maximum aggregate amount of Short-term Debt that it may issue at any one time,
(b) authorization to utilize the proceeds of Short-term Debt to fund the Utility Money Pool in an aggregate amount not to exceed $475 million in 2001 and $525 million in 2002 and 2003, and (c) elimination of the separate $300 million limitation on use of proceeds of Short-term Debt to fund interim investments in EWGs and FUCOs; and (2) The Operating Companies and Corporate Services seek authorization to make borrowings under the Utility Money Pool during the Extended Authorization Period in the following maximum amounts:

          Company                     Maximum Borrowings (by year)
          -------                     ------------------

                              2001             2002             2003
                              ----             ----             ----

          WP&L                $150 million     $175 million     $175 million

          IES                 $150 million     $150 million     $150 million

          IPC                 $100 million     $100 million     $100 million

          Corporate Services   $75 million     $100 million     $100 million
                              ------------     ------------     ------------

               Total          $475 million     $525 million     $525 million

          Upon consummation of the IPC/IES Merger, IES (as the intended survivor of the merger) proposes to increase its maximum borrowings under the Utility Money Pool from $150 million to $250 million (the sum of the separate company limits for IES and IPC).


------------------------
     2    Alliant Energy states that borrowings and loans under the
Non-Utility Money Pool are exempt pursuant to Rule 52.

          Alliant Energy states that the effective cost of money on Short-term Debt authorized in this proceeding will not exceed at the time of issuance 300 basis points over the London Interbank Offered Rate for maturities of one year or less. The use of proceeds of Short-term Debt to fund investments in EWGs and FUCOs is subject to the limitations of Rule 53.

          It is stated that all other terms, conditions, limitations and reporting obligations contained in the Money Pool Order will continue to apply during the Extended Authorization Period. Corporate Services will continue to administer the Utility and Non-Utility Money Pools under the terms of the money pool agreements, as previously filed with the Commission.